Exhibit 5

[CONSUMER DIRECT OF AMERICA]

BRIDGE LOAN AND SECURITY AGREEMENT

BY AND BETWEEN

CONSUMER DIRECT OF AMERICA,

A NEVADA CORPORATION AND

CHRISTOPHER P. BAKER

This BRIDGE LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of the 26th day of February, 2004, by and between Christopher P. Baker (the “Investor” or “Secured Party”) and Consumer Direct of America, a Nevada corporation (“Company”, “Debtor”, “Borrower” or “CDA”). The Investor and CDA are each referred to herein as a “Party” and collectively as the “Parties.”

In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Parties agree as follows:

1. LOAN AMOUNT.

The Investor agrees to loan (the “Loan”), on February 26, 2004, to the Company the aggregate principal amount of five-hundred thousand dollars ($500,000) (the “Principal Amount”). The Loan will be made for the purpose of paying normal and reasonable operating expenses and obtaining and paying for professional services in connection with the offering of securities of CDA.

2. PROMISSORY NOTE.

In consideration of the Loan, CDA will issue, cause to be executed and delivered to the Investor, upon the execution hereof, a promissory note in the amount of the Principal Amount upon the terms and conditions specified herein, and in the form set forth in Exhibit A hereto (the “Note”).

The Note is one of several notes of the Company sold to investors (collectively, the “Investors”) that collectively aggregate $1,065,000 (the “Notes”) and are equally secured by the security interest granted by Section 8.1.1 and 8.1.2 of this Agreement. The Investors and Notes are set out on Exhibit C hereof. The Investors will enter into an Intercreditor Agreement in substantially the form attached hereto as Exhibit D (the “Intercreditor Agreement”) on the date hereof.

3. WARRANTS OF THE COMPANY; TAX ALLOCATION.

In conjunction with the Note, CDA agrees to issue, convey and transfer, and cause to be issued, conveyed and transferred to the Investor, a common stock purchase warrant (the “Warrant”) to purchase shares of Company common stock, $.02 par value (the “Common Stock”).

The number of whole shares of Common Stock subject to the Warrant accompanying the Investor’s Note will be determined by using conventional rounding and by multiplying the Principal Amount of the Note by fifty percent (50%) and dividing the resultant product by the closing market price of the Common Stock as traded on the OTC:BB symbol CSUA on the date hereof. The exercise price of the Warrant is $0.001 per share of Common Stock, except that this price is adjustable in certain circumstances as set forth in the Warrant attached hereto as Exhibit B. A registration right is also included in the Warrant.

CDA and the Investor agree that the fair market value of the Warrant is two-hundred and forty-nine thousand and seven-hundred and fifty dollars ($249,750) and the issue price of the Note is two-hundred and fifty thousand and two-hundred and fifty dollars ($250,250) for all purposes of the Internal Revenue Code of 1986, as amended. CDA and the Investor shall report the issue price of the Note and the value of the Warrant for all purposes in accordance with this allocation.

4. PERIODIC FINANCE CHARGES.

4.1. The Principal Amount under the Note shall bear interest at a rate of ten percent (10%) of the Principal Amount per annum payable ninety (90) days from the date hereof (the “Maturity Date”).

4.2. In addition to the interest payable under Section 4.1, CDA will pay to Investor an amount equal to ten percent (10%) of the Principal Amount of the Note on the Maturity Date (the “Maturity Payment”).

4.3. If any Principal Amount and any accrued interest thereon or the Maturity Payment remains unpaid following the Maturity Date or if there is an Event of Default (as hereinafter defined), the unpaid Principal Amount and accrued interest thereon and the unpaid Maturity Payment shall bear interest at a rate of eighteen percent (18%) per annum compounded daily from the Maturity Date or the date of the Event of Default, as applicable.

4.4. In the event that any interest rate provided for in this Agreement shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law.

5. PAYMENTS.

5.1. CDA shall make payments of the Principal Amount, the Maturity Payment and accrued interest thereon to Investor as follows: except as otherwise set forth in the Note, the unpaid Principal Amount under the Note plus all accrued and unpaid interest thereon plus the Maturity Payment shall be payable upon the Maturity Date. If the Company has not repaid the Principal Amount together with any and all accrued interest thereon and the Maturity Payment on the Maturity Date, the Investor may, in his sole discretion, at any time after the Maturity Date, (i) make a written demand for payment of any unpaid Principal Amount, Maturity Payment and accrued interest thereon, (ii) roll-over any unpaid Principal Amount, Maturity Payment and accrued interest thereon into any future round of equity financing of CDA, (iii) proceed against the Collateral (as such term is defined in Section 8.1.2) or (iv) make a written demand for the receipt of a default payment payable in Common Stock (the “Default Payment”) equal to three-hundred thousand (300,000) shares of Common Stock of CDA.

5.2. CDA may, from time to time, in its sole discretion, upon five (5) business days’ prior written notice to Investor, make one or more periodic payments to the Investor. Such payments shall be credited against any Principal Amount, Maturity Payment and accrued interest thereon owed by CDA to Investor pursuant to the Note on the date that such payment is received by the Investor and credited to Investor’s account. Such payments shall be applied first to accrued and unpaid interest, then to the Principal Amount and then to the Maturity Payment amount then outstanding. Notwithstanding anything herein to the contrary, in the case of any payment by CDA to the Investor prior to the Maturity Date, Investor shall be entitled to the full amount of the interest that would have been due on the Note and to the full amount of the Maturity Payment that would have been paid had CDA paid the Principal Amount and interest thereon and the Maturity Payment on the Maturity Date.

6. DEFAULT PROVISIONS.

The occurrence and continuance of one or more of the following events shall constitute an event of default (“Event of Default”) of this entire Agreement:

6.1. The nonpayment of the Principal Amount or the Maturity Payment under the Note or any accrued interest thereon by CDA within five business days of when the same shall have become due and payable.

6.2. The entry of a decree or order by a court having appropriate jurisdiction adjudging CDA bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of CDA under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of CDA, or any substantial part of its property, or of the Collateral, as defined in Section 8, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

6.3. The institution by CDA of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the Company, or of any substantial part of its property, or if the Collateral, as defined in Section 8, shall become subject to the jurisdiction of a federal bankruptcy court or similar state court, or if CDA shall make an assignment for the benefit of its creditors, or if there is a receivership, execution or other material judicial seizure, or if there is an admission in writing by CDA of its inability to pay its debts generally as they become due, or the taking of corporate action by CDA in furtherance of any such action.

6.4. Default in the obligation of CDA for borrowed money, other than this Loan, which shall continue for a period of sixty (60) days, or any event that results in acceleration of the maturity of any material indebtedness of CDA under any note, indenture, contract, or agreement.

6.5. CDA’s failure to comply with any material term, obligation, covenant, or condition contained in this Agreement, within 10 days after the expiration of all cure periods and receipt of written notice from the Investor demanding such compliance.

6.6. Any warranty, covenant, or representation made to the Investor by CDA under this Agreement, proves to have been false in any material respect when made or furnished.

6.7. Any material levy, seizure, attachment, lien, or encumbrance of or on the Collateral or the Stock Collateral (as each term is hereinafter defined), other than those evidenced by the Notes, which is not discharged by CDA within 30 days.

6.8. Any sale, transfer, or disposition of any material interest in the Collateral or the Stock Collateral (as each such term is hereinafter defined), other than in the ordinary course of business consistent with past practice, without the written consent of the Investor.

7. ACCELERATION.

At the option of the Investor, and without presentment, demand, protest or notice, all of which are hereby expressly waived, the Principal Amount, the Maturity Payment and any accrued and unpaid interest thereon shall become immediately due and payable upon an Event of Default as set forth in Section 6 above. Any reasonable attorneys’ fees and other expenses incurred by the Investor in connection with CDA’s bankruptcy or any of the other Event of Default described in Section 6 shall be additional indebtedness of CDA secured by this Agreement.

8. SECURITY AGREEMENT.

8.1. GRANT OF SECURITY INTEREST.

8.1.1. CDA, in consideration of the indebtedness evidenced by the Notes, hereby grants, conveys, and assigns to the Investors, collectively, for security, all of CDA’s existing and future right, title and interest in the property listed in Section 8.1.2 of this Agreement. This security interest is granted to the Investors, collectively, to secure (i) the payment of the indebtedness evidenced by the Notes, including all renewals, extensions, and modification thereof; (ii) the payment, performance and observance of all warranties, obligations, covenants and agreements to be paid, performed or observed under this Agreement; and (iii) the payment of all other sums, with interest thereon, advanced under the terms of this Agreement.

8.1.2. The property subject to the security interest granted under Section 8.1.1 hereof (the “Collateral”) is as follows:

8.1.2.1. EQUIPMENT.

All equipment and goods as defined in the Uniform Commercial Code in effect in the State of Nevada (as amended or modified from time to time, the “UCC”), all motor vehicles, including all tires, accessories, spare and repair parts, and tools, where located, and all related rights, tile and interest, of CDA, now owned or hereafter acquired or created, insurance or condemnation proceeds of, and documents covering any of the foregoing, all leases of any of the foregoing, and all rents, revenues, issues, profits and proceeds arising from the sale, lease license, encumbrance, collection, or any other temporary or permanent disposition of any of the foregoing or any interest therein.

8.1.2.2. ACCOUNTS RECEIVABLE.

All accounts as defined in the UCC, accounts receivable, amounts owing to CDA under any rental agreement or lease, payments on construction contracts, promissory notes or on any other indebtedness, any rights to payment customarily or for accounting purposes classified as accounts receivable, and all rights to payment, proceeds or distributions under any contract, of CDA, presently existing or hereafter created, and all proceeds thereof.

8.1.2.3. INVENTORY AND OTHER TANGIBLE PERSONAL PROPERTY.

All inventory as defined in the UCC, wherever located, all goods, merchandise or other personal property held for sale or lease, names or marks affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof and all related rights, title and interest, all raw materials, work or goods in process or materials or supplies of every nature used, consumed or to be used in CDA’s business, all packaging and shipping materials, and all other goods customarily or for accounting purposes classified as inventory, of CDA, now owned or hereafter acquired or created, all proceeds and products of the foregoing and all additions and accessions to, replacements of, insurance or condemnation proceeds of, and documents covering any of the foregoing, all property received wholly or partially in trade or exchange for any of the foregoing, all leases of any of the foregoing, and all rents, revenues, issues, profits and proceeds arising from the sale, lease, license, encumbrance, collection, or any other temporary or permanent disposition of any of the foregoing or any interest therein.

8.1.2.4. GENERAL INTANGIBLES.

All general intangibles of CDA presently existing or hereafter arising, including, without limitation, (i) all general intangibles as defined in the UCC, (ii) all choses in action, proceeds, contracts, distributions, dividends, refunds, security deposits, judgments, insurance claims, and right to payment of any nature, any other rights or assets of CDA customarily or for accounting purposes classified as general intangibles, and all documentation and supporting information related to any of the foregoing, all rents, profits and issues thereof, and all proceeds thereof, (iii) all obligations or indebtedness owing to CDA from whatever source arising, (iv) all tax refunds, (v) all intellectual property, including, without limitation, all copyrights, copyright applications, copyright licenses, patents, patent applications, patent licenses, trademarks, trademark applications and trademark licenses, (vi) all computer software, source code, object code, manuals and instructions, together with all diskettes, tape and any other physical representation or eminent thereof and (vi) all trade secrets and other confidential information relating to the business of CDA.

8.1.2.5. AFTER-ACQUIRED PROPERTY.

All property of the types described in Sections 8.1.2.1 - 8.1.2.4, or similar thereto, that at any time hereafter may be acquired by CDA, including but not limited to all accessions, parts, additions, and replacements.

8.1.3. FURTHER GRANT OF SECURITY INTEREST.

CDA hereby grants to the Investor, as security for the Default Payment, a continuing perfected security interest in and lien on three-hundred thousand (300,000) shares of Common Stock of CDA. The Common Stock subject to the security interest granted in this Section may be referred to from time to time as the “Stock Collateral”.

8.2. REMOVAL OF COLLATERAL PROHIBITED.

CDA shall not remove the Collateral from its premises, other than in the ordinary course of business consistent with past practice, without the written consent of the Investor.

8.3. TAXES AND ASSESSMENTS.

CDA will pay or cause to be paid promptly when due all taxes and assessments on the Collateral. CDA may, however, withhold payment of any tax assessment or claim if a good faith dispute exists as to the obligation to pay.

8.4. INSURANCE.

CDA shall have and maintain, or cause to be maintained, insurance at all times with respect to all Collateral except accounts receivable, against such risks, and in such form, for such periods, and written by such companies as may be satisfactory to the Investor. All policies of insurance shall have endorsed a loss payable clause acceptable to the Investor or such other endorsements as the Investor may from time to time request, and CDA will promptly provide the Investor upon request with the original policies or certificates of such insurance. CDA shall promptly notify the Investor of any loss or damage that may occur to the Collateral. The Investor is hereby authorized to make proof of loss if it is not made promptly by CDA. All proceeds of any insurance on the Collateral shall be held by the Investor as a part of the Collateral. In the event of failure to provide insurance as herein provided, Investor may, at its option, provide such insurance at CDA’s expense.

8.5. PROTECTION OF THE INVESTOR’S SECURITY.

If CDA fails to perform the covenants and agreements contained or incorporated in this Agreement, or if any action or proceeding is commenced which affects the Collateral or the Stock Collateral or title thereto or the interest of the Investor therein, including, but not limited to eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then the Investor may make such appearance, disburse such sums, and take such action as the Investor deems necessary, in its sole discretion, to protect the Investor’s interest, including but not limited to (i) disbursement of reasonable attorney’s fees, (ii) entry upon CDA’s property to make repairs to the Collateral, and (iii) procurement of satisfactory insurance. Any amounts disbursed by the Investor pursuant to this Section, with interest thereon, shall become additional indebtedness of CDA secured by this Agreement. Unless CDA and the Investor agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the default rate stated in Section 4.3 of this Agreement unless collection from CDA of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from CDA under applicable law. Nothing contained in this Section shall require the Investor to incur any expense or take any action.

8.6. INSPECTION.

The Investor may make or cause to be made reasonable entries upon and inspections of CDA’s premises to inspect the Collateral.

8.7. CDA AND LIEN NOT RELEASED.

From time to time, the Investor may, at the Investor’s option, without giving notice to or obtaining the consent of CDA or its successors or assigns or of any other lienholder or guarantors, without liability on the Investor’s part, and notwithstanding CDA’s breach of any covenant or agreement of CDA in this Agreement, extend the time for payment of said indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of said indebtedness, accept a renewal note or notes therefor, modify the terms and the time of payment of said indebtedness, release from the lien of this Agreement any part of the Collateral or the Stock Collateral, take or release other or additional security, reconvey any part of the Collateral or the Stock Collateral, consent to any plan of the Collateral or the Stock Collateral, join in any extension or subordination agreement, and agree in writing with CDA to modify the rate of interest or period of amortization of the Note or change the amount of any installments payable thereunder. Any actions taken by the Investor pursuant to the terms of this Section shall not affect the obligation of CDA or CDA successors or assigns to pay the sums secured by this Agreement and to observe the covenants of CDA contained herein, shall not affect the guaranty of any person, corporation, partnership, or other entity for payment of the indebtedness secured hereby, and shall not affect the lien or priority of lien hereof on the Collateral or the Stock Collateral. CDA shall pay the Investor a reasonable service charge, together with such reasonable attorneys’ fees as may be incurred at the Investor’s option for any such action if taken at CDA’s request.

8.8. FORBEARANCE BY THE INVESTOR NOT A WAIVER.

Any forbearance by the Investor in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Investor of payment of any sum secured by this Agreement after the due date of such payment shall not be a waiver of the Investor’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes, rents or other liens or charges by the Investor shall not be a waiver of the Investor’s right to accelerate the maturity of the indebtedness secured by this Agreement, nor shall the Investor’s receipt of any awards, proceeds or damages as provided in this Agreement operate to cure or waive CDA default in payment of sums secured by this Agreement.

8.9. UNIFORM COMMERCIAL CODE SECURITY AGREEMENT.

This Agreement is intended to be a security agreement pursuant to the UCC for any of the items specified herein as part of the Collateral or the Stock Collateral which, under applicable law, may be subject to a security interest pursuant to the UCC, and CDA hereby grants the Investor a security interest in the Collateral and the Stock Collateral. CDA agrees to execute and file financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Agreement, and do whatever may be necessary under the applicable UCC to perfect and continue the Investor’s interest in the Collateral or the Stock Collateral, all at CDA’s expense. The Parties agree that such financing statements relating to the Collateral and extensions and renewals thereof may be filed in the name of the Investor and all other holders of the Notes collectively. CDA also agrees that the Investor may file on behalf of the Investors any appropriate document in the appropriate index as a financing statement for any of the items specified above as part of the Collateral. CDA shall pay all costs of filing such financing statements and any extensions, renewals, amendments, and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements the Investor may reasonably require. Without the prior written consent of the Investor, CDA shall not create or allow to be created, pursuant to the UCC, any other security interest in the Collateral or the Stock Collateral, including replacements and additions thereto. Upon the occurrence of an Event of Default or CDA’s nonpayment of the Default Payment within five business days’ of when such Default Payment shall have become due and payable, Investor shall have the remedies of a secured party under the UCC and, at the Investor’s option, may also invoke the other remedies provided in this Agreement as to such items. In exercising any of said remedies, the Investor may proceed against any items of the Collateral or against the Stock Collateral separately or together and in any order whatsoever, without in any way affecting the availability of the Investor’s remedies under the UCC or of the other remedies provided in this Agreement.

8.10. RIGHTS OF THE INVESTOR.

8.10.1. Upon the occurrence and continuance of an Event of Default the Investor may require CDA to assemble the Collateral and make it available to the Investor at the place to be designated by the Investor which is reasonably convenient to both Parties. The Investor may sell all or any part of the Collateral or Stock Collateral as reasonably necessary to satisfy CDA’s obligations hereunder to Investor, as a whole or in parcels whether by public auction, private sale, or any other reasonable method of disposition. Nothing in this Section shall be construed to limit any other of Investor’s rights in connection with any and all of the Collateral or the Stock Collateral as provided herein. The Investor may bid at any public sale on all or any portion of the Collateral.

Unless the Collateral is perishable or threatens to rapidly decline in value or is of the type customarily sold on a recognized market, the Investor shall give CDA reasonable notice of the time and place of any public sale, or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least 10 days before the time of the sale or other disposition shall be conclusively presumed to be reasonable. A public sale in the following fashion shall be conclusively presumed to be reasonable:

8.10.2. Notice shall be given at least 10 days before the date of sale by mail to CDA and publication once in a newspaper of general circulation published in the county in which the sale is to be held;

8.10.3. The sale shall be held in a county in which the Collateral or any part is located or in a county in which CDA has a place of business;

8.10.4. Payment shall be in cash or by certified check immediately following the close of the sale;

8.10.5. The sale shall be by auction, but it need not be by a professional auctioneer; and

8.10.6. The Collateral may be sold as is and without any preparation for sale.

8.11. OBLIGATION TO SELL COLLATERAL AND STOCK COLLATERAL.

Notwithstanding any provision of this Agreement, Investor shall be under no obligation to offer to sell the Collateral or the Stock Collateral. In the event any Investor offers to sell the Collateral or the Stock Collateral, there will be no obligation to consummate a sale of the Collateral or the Stock Collateral if, in Investor’s reasonable business judgment, none of the offers received by it reasonably approximates the fair value of the Collateral or the Stock Collateral, respectively. In the event the Investor elects not to sell the Collateral or the Stock Collateral, Investor may elect to follow the procedures set forth in the UCC for retaining the Collateral or the Stock Collateral in satisfaction of CDA’s obligation, subject to CDA’s rights under such procedures.

8.12. RECEIVER.

In addition to the rights under this Agreement, upon the occurrence and continuance of an Event of Default by CDA or CDA’s nonpayment of the Default Payment within five business days’ of when such Default Payment shall have become due and payable, the Investor shall be entitled to the appointment of a receiver for the Collateral or the Stock Collateral as a matter of right whether or not the apparent value of the Collateral or the Stock Collateral exceeds the outstanding Principal Amount of the Note or the Default Payment, respectively.

8.13. WAIVER OF MARSHALING.

Notwithstanding the existence of any other security interest in the Collateral or the Stock Collateral held by the Investor or by any other party, the Investor shall have the right to determine the order in which any or all of the Collateral or the Stock Collateral shall be subjected to the remedies provided by this Agreement. The Investor shall have the right to determine the order in which any or all portions of the indebtedness secured by this Agreement are satisfied from the proceeds realized upon the exercise of the remedies provided in this Agreement. CDA, any Party who consents to this Agreement, and any party who now or hereafter acquires a security interest in the Collateral or the Stock Collateral and who has actual or constructive notice of this Agreement, hereby waive any and all rights to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or by this Agreement.

9. COVENANTS OF CDA.

CDA agrees and covenants as follows:

9.1. PAYMENT OF PRINCIPAL AND INTEREST.

CDA shall promptly pay when due the Principal Amount, the Maturity Payment and any accrued and unpaid interest thereon under the Note, any prepayment and late charges provided in the Note, and all other sums secured by this Agreement and the Note.

9.2. FINANCIAL STATEMENTS.

Within fifteen (15) days of the end of every month until the Principal Amount, the Maturity Payment and any accrued and unpaid interest thereon is repaid, CDA shall send to Investor a copy of its unaudited financial statements (balance sheet, profit and loss statement and statement of cash flows) as of the end of such month.

9.3. DEFAULT PAYMENT.

In the event that Investor makes a written demand for receipt of the Default Payment pursuant to Section 5.1, CDA, at its own expense, shall undertake all steps necessary to register the Common Stock issuable pursuant to such Default Payment under and in accordance with the provisions of the Securities Act of 1933 so that the Common Stock shall be freely-tradeable no later than forty-five (45) days from the date on which Investor makes a written demand for receipt of the Default Payment. The term “freely-tradeable” as used herein refers to shares of Common Stock that have been registered under the Securities Act of 1933.

9.4. CORPORATE EXISTENCE.

CDA is a corporation duly organized and existing under the laws of the State of Nevada and is duly qualified in every other state in which it is doing business, except where the failure to be so qualified would not have a material adverse effect on CDA.

9.5. CORPORATE AUTHORITY.

The execution, delivery, and performance of this Agreement and all documents executed, delivered and performed in connection with this Agreement, including the execution and payment of the Note are within CDA’s corporate powers, have been duly authorized, and are not in contravention of law or the terms of CDA’s articles of incorporation and bylaws, or of any indenture, agreement, or undertaking to which CDA is a party or by which it is bound.

9.6. COLLATERAL AND SECURITY INTEREST.

CDA is the sole owner of the Collateral and the Stock Collateral and, except for the security interests in the Collateral granted to the Investors under the Notes and the security interest in the Stock Collateral granted to the Investor, no other person or entity has any right, title, claim or interest (by way of lien or otherwise) in, against or to the Collateral or the Stock Collateral. CDA will defend the Collateral and the Stock Collateral against the claims and demands of all other persons at any time claiming the same or any interest therein.

There is no financing statement or similar notice now on file in any public office covering any property of any kind which is part of the Collateral or the Stock Collateral hereunder, or intended so to be, or in which CDA is named as or has signed as a debtor. So long as any indebtedness under the Note remains unpaid or this Agreement remains in effect, CDA will not execute, and there will not be on file in any public office any financing statements with respect to the Collateral or the Stock Collateral referred to herein, except for financing statements with respect to the Notes.

This Agreement creates a valid security interest in the Collateral securing the payment of the indebtedness evidenced by the Note and in the Stock Collateral securing the payment of the Default Payment.

No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required either (i) for the grant by CDA of the security interest granted hereby or the execution, delivery or performance of this Agreement by CDA or (ii) for the perfection of or the exercise by the Investor of its rights and remedies hereunder.

9.7. ISSUANCE OF SHARES.

The shares of Common Stock contemplated to be issued hereby (upon exercise of the Warrant) will be, when issued in accordance with the terms of the Warrant, duly authorized, fully paid and non-assessable.

The Stock Collateral is duly authorized, fully paid, non-assessable and freely-tradeable.

CDA agrees that its issuance of the Note shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for perfection of Investor’s security interest in the Stock Collateral. The issuance of such stock certificates shall be at CDA’s expense.

9.8. DELIVERY OF GOOD STANDING.

CDA shall deliver to the Investor a good standing certificate from the State of Nevada, dated within fifteen (15) days of the date hereof, prior to or on March 15, 2004.

10. CONDITIONS TO OBLIGATIONS OF THE INVESTOR.

The obligations of the Investor to close the transactions contemplated by this Agreement, the Note and the Warrant (the “Closing”) are subject to fulfillment, on or prior to Closing, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

10.1. The covenants made by CDA in Section 9 hereof shall have been true and correct when made, and shall be true and correct in all material respects on the date of the Closing.

10.2. If necessary, CDA shall have amended its certificate of incorporation to duly and validly authorize and create that number of shares of Common Stock sufficient to permit any conversion of the Warrant.

10.3. At the Closing, the sale and issuance by CDA, and the purchase by the Investor, of the Note and Warrant shall be legally permitted by all laws and regulations to which the Investor or CDA is subject.

10.4. CDA shall have duly executed and delivered to the Investor the following documents:

10.4.1. this Agreement;

10.4.2. the Note;

10.4.3. the Warrant;

10.4.4. the Intercreditor Agreement;

10.4.5. all UCC-1 documents and instruments which the Investor may reasonably request to perfect its security interest in the Collateral and the Stock Collateral;

10.4.6. a certificate signed by the President and Vice President of CDA, dated the date of the Closing, stating that the conditions set forth in 10.1 through 10.3 are satisfied;

10.4.7. a certificate of CDA’s Secretary, dated the date of the Closing, to the effect that (i) attached thereto is a true and complete copy of the certificate of incorporation and the bylaws of CDA in effect on the date thereof, (ii) the certificate of incorporation and the bylaws of CDA are sufficient in form and substance to permit the transaction contemplated by this Agreement, the Note, the Warrant and the Intercreditor Agreement, (iii) CDA is in good standing based on an attached good standing certificate from the State of Nevada dated as of a recent date, and (iv) attached thereto are certified copies of the resolutions duly adopted by CDA’s Board of Directors authorizing the execution, delivery and performance of the Agreement, the Note, the Warrant and the Intercreditor Agreement and the issuance and sale of the Note and Warrant;

10.4.8. an original certificate representing 300,000 shares of Common Stock issued by CDA’s transfer agent to CDA, along with a stock power with respect thereto and a letter from CDA requesting the issuance of such shares (see Exhibits E, F & G);

10.4.9. copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, waivers of all preemptive rights and rights of first refusals), except with respect to securities compliance filings required or permitted to be made by CDA after the Closing, which CDA shall make on a timely basis;

10.4.10. all corporate and legal proceedings taken by CDA in connection with the transactions contemplated by this Agreement and all original or certified copies of such other documents relating to this transaction as the Investor shall reasonably request; and

10.4.11. a copy of the unaudited financial statements (balance sheet, profit and loss statement and statement of cash flows) of CDA as of January 31, 2004.

11. REMEDIES CUMULATIVE.

Each remedy provided in this Agreement is distinct and cumulative to all other rights or remedies under this Agreement or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order.

12. WAIVER OF STATUTE OF LIMITATIONS.

CDA hereby waives the right to assert any statute of limitations as a bar to the enforcement of this Agreement or to any action brought to enforce the Note or any other obligation secured by this Agreement.

13. NOTICES AND DELIVERY.

Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 72 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed as follows:

CDA:

6330 S. Sandhill Rd. Suite 8

Las Vegas, Nevada 89120

Attention: Chief Financial Officer

The Investor:

Christopher P. Baker

c/o C.P. Baker & Company, Ltd.

303 Congress Street, Suite 301

Boston, MA 02110

or at any other address as any Party may, from time to time, designate by notice given in compliance with this Section. Any deliveries required under this Agreement must be made by personal delivery at the applicable address listed above.

14. INDEMNIFICATION.

14.1. GENERAL.

Each Party agrees to indemnify, reimburse, and hold harmless the other Party (the “indemnitee”) from and against all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal proceedings, penalties, fines, and other sanctions, and any reasonable attorney fees and other reasonable costs and expenses, arising or imposed on such other Party (collectively “claims”), relating to or arising in any manner out of any material breach or material inaccuracy of any representation, warranty, or covenant made by the other Party in this Agreement or in any document delivered in connection with this Agreement.

The Parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly provided for by statute, including but not limited to, any indemnification provided by CDA’s articles of incorporation, its bylaws, a vote of its shareholders or disinterested directors, or applicable law.

14.2. DEFINITIONS.

14.2.1. EXPENSES. For purposes of Section 14, the term “expenses” shall mean (i) any expense, liability, or loss, including reasonable attorney fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement; (ii) any interest, assessments, or other charges imposed on any of the items in part (i) of this subsection; and (iii) any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in any proceeding relating to any indemnifiable event.

14.3. MANDATORY INDEMNIFICATION.

Notwithstanding any other provision of this Agreement, to the extent that the indemnitee has been successful on the merits in defense of any proceeding relating in whole or in part to an indemnifiable event or in defense of any issue or matter in such proceeding, the indemnitee shall be indemnified against all reasonable expenses incurred in connection with such whole or part, as the case may be.

14.4. PARTIAL INDEMNIFICATION.

If the indemnitee is entitled under any provision of this Agreement to indemnification by the other Party for a portion of expenses, but not for the total amount of expenses, that Party shall indemnify the indemnitee for the portion to which the indemnitee is entitled.

14.5. INDEMNIFICATION PAYMENT.

The indemnitee shall receive indemnification of expenses in accordance with this Agreement as soon as practicable after the indemnitee has made written demand for indemnification. If the indemnitee has not received full indemnification within 30 days after making a demand in accordance with the terms hereof, the indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing arbitration per the terms of this Agreement. The Parties hereby consent to service of process and to appear in any such proceeding. The remedy provided for in this Section shall be in addition to any other remedies available to the indemnitee in law or equity.

14.6. CONSENT.

A Party shall not settle any proceeding in any manner that would impose any penalty or limitation on the indemnitee without the indemnitee’s written consent. Neither Party will unreasonably withhold their consent to any proposed settlement. A Party at fault shall not be liable to indemnify the indemnitee under this Agreement with regard to any judicial award if the Party at fault was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; however, the Party’s liability under this Agreement shall not be excused if participation in the proceeding by the Party was barred by this Agreement.

15. INVESTOR’S REPRESENTATIONS AND WARRANTIES.

15.1. ACCREDITED INVESTOR.

The Investor represents and warrants that he or she is an Accredited Investor as that term is defined in Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) and is willing and able to bear the economic risk of an investment herein. The Investor has adequate means of providing for current needs and current contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Company of the size contemplated.

15.2. ACQUIRED FOR INVESTMENT.

The Investor represents and warrants that the Note and Warrant are being acquired by the Investor in good faith for investment and not with a view to or for sale in connection with any distribution. The Investor understands and agrees that he/she must hold the Note and Warrant (or shares if the Warrant is exercised) indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration is available.

16. ENTIRE AGREEMENT.

This Agreement, the Note, the Warrant, and the Intercreditor Agreement and all exhibits and attachments thereto, contains the entire understanding between and among the Parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

17. SURVIVAL OF SPECIFIC OBLIGATIONS.

The rights and obligations created by Section 14 with respect to the duties to indemnify shall survive termination of this Agreement and will continue into perpetuity.

18. AGREEMENT BINDING.

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto.

19. AMENDMENT AND MODIFICATION.

Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the Parties, including an extension of the maturity date for the Note.

20. ATTORNEY FEES.

CDA shall pay to the Investor all reasonable out-of-pocket costs and expenses incurred by Lender with respect to the negotiation, execution, delivery and performance of this Agreement, the Note, the Warrant and the Intercreditor Agreement, up to $10,000. Notwithstanding anything in this Agreement to the contrary, CDA shall pay all out-of-pocket costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, the Note, the Warrant and the Intercreditor Agreement.

In the event arbitration is brought by any Party under this Agreement to enforce any of its terms, it is agreed that the prevailing Party shall be entitled to reasonable attorney fees to be fixed by the arbiter(s).

21. ARBITRATION.

If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the Parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by binding arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The Parties hereto each jointly and severally waive any and all rights to appeal the judgement or award of such arbiter(s).

22. LAW GOVERNING.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflicts of law principles thereof.

23. TITLES AND CAPTIONS.

All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

24. FURTHER ACTION.

The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INVESTOR

/s/ Christopher P. Baker
CHRISTOPHER P. BAKER

CONSUMER DIRECT OF AMERICA,
a Nevada corporation

By:	/s/ Michael A. Barron
Name:	Michael A. Barron
Title:	CEO